                                                                     EXHIBIT 2.2

                    AMENDMENT TO PURCHASE AND SALE AGREEMENT


           This Amendment dated as of October 9, 1998 is by and between Cooper Industries, Inc., a corporation organized under the laws of Ohio ("Seller"); Federal-Mogul Corporation, a corporation organized under the laws of Michigan; Federal-Mogul Comercio Internacional Ltda., a Brazilian corporation; Federal-Mogul Pty. Ltd., an Australian limited company; and Federal- Mogul Global Growth Ltd., a limited company incorporated under the laws of England and Wales (collectively "Buyer") and F-M U.K. Holding Limited, a limited company incorporated under the laws of England and Wales; and F-M International Group, Inc., a corporation organized under the laws of Delaware (collectively "Additional Parties").

           WHEREAS, Seller and Buyer entered into a Purchase and Sale Agreement dated August 17, 1998 (the "Agreement"); and

           WHEREAS, Seller and Buyer desire to amend the terms of the Agreement to include the Additional Parties as parties to the Agreement, to correct certain typographical and other errors and to reflect certain other agreements of the parties.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The Additional Parties are hereby added as parties to the Agreement and included in the term "Buyer" in the Agreement.

2. The parties discovered certain typographical and other errors in the Agreement. Attached hereto are replacement pages correcting the errors on pages 35, 41, 54, 74 and 87, the Index to the Disclosure Schedules and Disclosure Schedules 3.11(b), (d), (e), (f) and (h). The corrections on the attached replacement pages are highlighted.

3. Seller has agreed to allow Gordon Ulsh to take his computer laptop and other computer equipment for use in his position with Buyer following the Closing. The parties agree that the book value of such equipment is not included in the Peg Statement of Net Assets, but will be included in the Preliminary and Final Closing Statements of Net Assets.

4. Section 5.26 of the Agreement is deleted in its entirety and replaced by the following provision:

        "5.26. Environmental Insurance Policy. Seller shall purchase an environmental insurance policy in a form reasonably acceptable to both parties. If any Adverse Consequence or Environmental Claim is not subject to the

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   indemnification provisions of Section 9.4, Seller shall nevertheless indemnify the Buyer Indemnified Parties for any Adverse Consequences and Environmental Claims to the extent such Adverse Consequences and Environmental Claims are covered by such environmental insurance policy. Further, in the event that a claim is made under such policy, the related $250,000 deductible shall be paid by Buyer and shall apply to the aggregate amount of Adverse Consequences suffered by the Buyer Indemnified Parties as described in Section 9.3(a), whether or not such claim is based on a breach by Seller of its representations and warranties under Section 3.11. Notwithstanding anything to the contrary contained in this Agreement, a copy of this Agreement may be disclosed to the insurer."

5. The following provision is added to the Agreement as Section 7.8:

   "7.8    Provisions Concerning Certain Mexican Share Transfers by Cooper

           a) Buyer will indemnify the Seller Indemnified Parties for any Mexican capital gains taxes imposed pursuant to Article 151 of the Mexican Income Tax Law ("Indemnification Payment") incurred by Seller on the transfer by Seller of the shares of Frenos Hidraulicos Automotrices, S.A. de C.V. to Champion Spark Plug Company.

           b) If the transfer(s) by certain Affiliates of Seller of the shares of Cooper Automotive S.A. de C.V. to Champion Spark Plug Company and Cooper Automotive Company are deemed void because the Mexican tax authorities deny exemption of these transfer(s) from application of the Mexican capital gains tax, then Seller agrees that it shall cause its Affiliates to sell and Buyer agrees to cause its designated Affiliate to purchase for $1, all the outstanding shares of Cooper Automotive S.A. de C.V. on a date mutually agreed to by the parties, but in no event later than December 31, 1998. The Preliminary and Final Closing Statements of Net Assets will include the assets and liabilities of Cooper Automotive S.A. de C.V. as of October 9, 1998 regardless of the date of the sale of its shares to Buyer's designated Affiliate.

           c) If any Mexican capital gains taxes are payable due to the transfers of the shares of Cooper Automotive S.A. de C.V. to Champion Spark Plug Company and Cooper Automotive Company, then Buyer will indemnify the Seller Indemnified Parties for any such Mexican capital gains taxes incurred by Seller and its Affiliates on the transfer of such shares. Buyer shall indemnify the Seller Indemnified Parties for such capital gains taxes within ten days of written demand therefor; provided, however, that such written demand sets forth in reasonable detail the computation of the Indemnification Payment.

           d) Notwithstanding anything contained in subparagraphs (a) and (c) above, Buyer shall have no obligation to indemnify the Seller Indemnified Parties for any Mexican capital gains taxes incurred on the transfers referred to in

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               subparagraphs  (a) and (c) if such taxes would be imposed in any event by the sale of the shares of Champion Spark Plug Company by Seller to Buyer.

          e)   If Buyer makes an Indemnification Payment to Seller under clause
               (a) or (c) and Seller is able to use permanently all or any portion of the Mexican capital gains taxes which caused such Indemnification Payment as a credit against United States taxes, Buyer and Seller shall adjust the Indemnification Payment downward by the amount of Mexican capital gains taxes so used. Seller shall be deemed to have permanently used Mexican capital gains taxes as United States credits only if, and to the extent that, for all tax years Seller's United States federal income tax
               (x), with credit for all or a portion of the Mexican capital gains taxes taken as a credit, is less than (y) the United States tax that would have been payable without said Mexican capital gains taxes as credits. Both alternatives (x) and (y) shall take into consideration applicable carryforwards and carrybacks of foreign tax credits under the respective alternatives."

6. Unless otherwise defined herein, Capitalized terms have the meanings ascribed to them in the Agreement.

7. Except as amended by Sections 1 through 5 above, the Agreement remains in full force and effect in accordance with the terms thereof.

   IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the date first written above.


                                            COOPER INDUSTRIES, INC.

                                              /s/ David A. White, Jr.
                                            ------------------------------------
                                            By:  David A. White, Jr.


                                            FEDERAL-MOGUL CORPORATION

                                              /s/ David M.Sherbin
                                            ------------------------------------
                                            By:  David M. Sherbin

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                                             FEDERAL-MOGUL COMERCIO
                                             INTERNACIONAL LTDA.

                                             /s/ David M. Sherbin
                                             -----------------------------------
                                             By: David M. Sherbin


                                             FEDERAL-MOGUL PTY. LTD.

                                             /s/ David M. Sherbin
                                             -----------------------------------
                                             By: David M. Sherbin


                                             FEDERAL-MOGUL GLOBAL
                                             GROWTH LTD.

                                             /s/ David M. Sherbin
                                             -----------------------------------
                                             By: David M. Sherbin


                                             F-M U.K. HOLDING LIMITED

                                             /s/ David M. Sherbin
                                             -----------------------------------
                                             By: David M. Sherbin



                                             F-M INTERNATIONAL GROUP, INC.

                                             /s/ David M. Sherbin
                                             -----------------------------------
                                             By: David M. Sherbin


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